Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

CTRL GROUP LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Equity	Ordinary Shares, no par value per share(3)	457(o)		$	$17,250,000.00	0.0001476	$2,546.10
Total Offering Amount					$17,250,000.00		$2,546.10
Total Fee Offsets							$-
Net Fee Due							$2,546.10

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the aggregate offering price of additional shares that the underwriters have a 45-day option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.